Control4 Reports Record Revenue and Income from Operations for the Fourth Quarter

Continued Connected-Home Momentum Drives Financial Results

SALT LAKE CITY — February 9, 2017 4:05 PM EST — Control4 Corporation (NASDAQ: CTRL), a leading global provider of smart-home and networking solutions, today announced financial results for its fourth quarter and fiscal year ended December 31, 2016.

Revenue for the fourth quarter of 2016 was $57.4 million, compared to revenue of $42.9 million for the fourth quarter of 2015, representing year-over-year growth of 34%. Total revenue for the twelve months ended December 31, 2016 grew 28% year-over-year, from $163.2 million to $208.8 million, or 15% on a pro forma basis, assuming the January 2016 acquisition of Pakedge Device & Software Inc. had occurred at the beginning of 2015.

Net income for the fourth quarter of 2016 was $4.0 million, or $0.16 per diluted share, compared to net loss in the fourth quarter of 2015 of $0.7 million, or $(0.03) per diluted share. Net income for the twelve months ended December 31, 2016 was $13.0 million, or $0.53 per diluted share, compared to a net loss of $1.7 million, or $(0.07) per diluted share, for the twelve months ended December 31, 2015.

Non-GAAP net income for the fourth quarter of 2016 was $7.8 million, or $0.31 per diluted share, compared to non-GAAP net income in the fourth quarter of 2015 of $1.6 million, or $0.07 per diluted share. Non-GAAP net income for the twelve months ended December 31, 2016 was $20.6 million, or $0.85 per diluted share, compared to non-GAAP net income of $8.3 million, or $0.33 per diluted share, for the twelve months ended December 31, 2015.  A reconciliation of GAAP to non-GAAP financial information is contained in the attached tables.

Unrestricted cash and net investments increased to $61.9 million as of December 31, 2016, compared to $52.1 million as of September 30, 2016. This increase reflects free cash-flow generation, defined as proceeds from operations less purchases of property and equipment, of $11.3 million, and $0.4 million received from stock options exercised, offset by $1.8 million in debt repayments.

“We closed 2016 with strong business performance, and we remain focused on sales and operations as well as new opportunities designed to increase customer and dealer awareness and satisfaction,” said Martin Plaehn, chairman and chief executive officer of Control4.  “We continue to execute on our strategies, which include enhancing our industry-leading connected home solutions, strengthening our channel presence around the world, delivering tools and services to enhance dealer productivity, and expanding our partner and interoperability ecosystem — which we believe will collectively continue to strengthen the Control4 brand.”

Commenting on the company’s financial results, Mark Novakovich, chief financial officer of Control4, added: “We delivered record revenue for both the quarter and full year.  Fueled by consistently improving cross-company performance, our full-year 2016 non-GAAP net income and non-GAAP earnings per share grew over full year 2015 by 150% and 158% respectively, reflecting the operating leverage improvements we made

Control4 Announces Fourth Quarter and Fiscal Year 2016 Financial Results

throughout the year and delivering on our commitment to achieve sustainable, profitable growth to enhance long-term shareholder value.”

Q1 and 2017 Guidance

Control4 expects revenue in the first quarter of 2017, which is the seasonal low quarter each year, to be between $46.0 million and $48.0 million.  Control4 expects non-GAAP net income for the first quarter of 2017 to be in the range between break-even and $1.0 million, or, based on an expected 25.0 million weighted average shares outstanding (diluted), between $0.00 and $0.04 per diluted share.  Control4 expects revenue for the full year 2017 to be between $228 million and $232 million. Control4 expects non-GAAP net income to be in the range between $23 million and $25 million, or, based on an expected 25.5 million weighted average shares outstanding (diluted), between $0.90 and $0.98 per diluted share.

Control4 does not provide forward guidance on GAAP net income because certain non-GAAP adjustments are inherently difficult to forecast, whereas others relate to the amortization or expensing of items tied to historical events.  For the first quarter of 2017, we expect non-GAAP adjustments for stock compensation expense and amortization of intangible assets to be between $2.8 million and $3.2 million, and between $1.1 million and $1.3 million, respectively.

Additional Financial and Operational Metrics

Revenue ($ mm)	4Q 2016	3Q 2016	4Q 2015

North America Core Revenue	44.3	43.0	32.3
International Core Revenue	11.9	10.5	9.5
Other Revenue[1]	1.2	1.7	1.1
Total Revenue	57.4	55.2	42.9

1Primarily consists of Hospitality Revenue

Control4 Announces Fourth Quarter and Fiscal Year 2016 Financial Results

	4Q 2016	3Q 2016	4Q 2015
Dealer Adds[2]
North America	96	92	90
International	47	85	44
Total Dealer Adds	143	177	134

Active Dealers[2,3,4]
North America	2,913	2,867	2,748
International	1,050	1,023	816
Total Active Dealers	3,963	3,890	3,564

Total Dealers[2,4]
North America	2,994	2,919	2,787
International	1,147	1,104	901
Total Dealers	4,141	4,023	3,688

Controller Shipments	29,332	26,240	16,964

2These dealer figures only include dealers authorized to sell and install the full Control4 line of products, and exclude approximately 1,000 active dealers that are currently authorized to sell only the Pakedge brand of products.

3We define an active, authorized dealer (“active dealer”) as one that has placed an order with us in the trailing 12-month period.

4The figures shown in the International and total line items, for both Active Dealers and Total Dealers, include 100 dealers that were acquired as part of the direct-to-dealer transition in Australia, during the second quarter of 2016.

Conference Call

On February 9, 2017, Control4 Corporation (NASDAQ: CTRL) will host an investor conference call and will webcast the event beginning at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). To access the conference call, dial 719-325-2146 or 800-479-9001 (toll free) and enter passcode 2720865.

The webcast and replay will be accessible on Control4’s investor relations website at http://investor.control4.com/.  A replay of the conference call will be available within two hours of the conclusion of the conference through February 23, 2017.  To access the replay, please dial 719-457-0820 or 888-203-1112 and enter passcode 2720865.

About Control4 Corporation:

Control4 [NASDAQ: CTRL] is a leading global provider of automation and networking systems for homes and businesses, offering personalized control of lighting, music, video, temperature, security, communications and similar functionalities into a unified home automation and networking solution that

Control4 Announces Fourth Quarter and Fiscal Year 2016 Financial Results

enhances the daily lives of its customers. Control4 unlocks the potential of connected devices, making networks more robust, entertainment systems easier to use, homes more comfortable and energy efficient, and families more secure. Today, homes and businesses increasingly need automation horsepower and a high-performance network to manage the growing number of connected devices. The Control4 platform interoperates with approximately 10,000 third-party consumer electronics products, ensuring an ever-expanding ecosystem of devices will work together. Control4 delivers intelligent solutions for homeowners, hotels and businesses around the world by leveraging a distribution channel that includes over 3,900 custom integrators, retailers, and distributors that are authorized to sell the full-line of Control4 products in 97 countries, as well as over 1,000 additional dealers and distributors dedicated to selling our Pakedge-branded networking solutions.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding Control4's financial outlook, its future financial performance on both a GAAP and non-GAAP basis, future operating margins, and growth prospects. All statements other than statements of historical fact contained in this press release are forward-looking statements. These forward-looking statements are made as of the date they were first issued, and were based on the then-current expectations, estimates, forecasts, and projections, as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Control4's control. Control4's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in Control4's most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission, as well as other documents that may be filed by the company from time to time with the Securities and Exchange Commission. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent Control4's views as of the date of this press release. The company anticipates that subsequent events and developments may cause its views to change. Control4 has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing Control4's views as of any date subsequent to the date of this press release.

Non-GAAP Financial Measures

Control4’s stated results include certain non-GAAP financial measures, including non-GAAP gross margin, non-GAAP gross margin percentage, non-GAAP income (loss) from operations, non-GAAP operating income percentage, non-GAAP net income (loss), and non-GAAP net income (loss) per diluted share. Non-GAAP gross margin excludes non-cash expenses related to stock-based compensation, amortization of intangible assets, and acquisition-related costs. We further exclude expenses related to executive severance and litigation settlements from non-GAAP income from operations and non-GAAP net income.

Management believes that it is useful to exclude stock-based compensation expense because the amount of such expense in any specific period may not directly correlate to the underlying performance of the business operations.

Control4 Announces Fourth Quarter and Fiscal Year 2016 Financial Results

The company has recently completed acquisitions that resulted in operating expenses that would not have otherwise been incurred. Management has provided supplementary non-GAAP financial measures, which exclude acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. Management considers these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the company’s control. Furthermore, the company does not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from the non-GAAP measures, management is better able to evaluate the ability to utilize its existing assets and estimate the long-term value that acquired assets will generate. The company believes that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) professional service fees, recorded in operating expenses, which include third-party costs related to the acquisition, and legal and other professional service fees associated with diligence, entity formation and corporate structuring, disputes and regulatory matters related to acquired entities; (ii) transition and integration costs, recorded in operating expenses, which include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services provided by third parties; and (iii) acquisition-related adjustments which include adjustments to acquisition-related items such as being required to record acquired inventory at its fair value, resulting in a step-up in the inventory value, and having to reverse part of our valuation allowance in order to offset the deferred tax liability that was recorded based on differences between the book and  tax basis  of  assets acquired and liabilities assumed. The step-up in inventory is recorded through cost of goods sold when the inventory is sold, resulting in a negative impact to our gross margin. Although these expenses are not recurring with respect to past acquisitions, the company will generally incur these expenses in connection with any future acquisitions.

The company excludes the amortization of acquired intangible assets from non-GAAP measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired. Although the company excludes amortization of acquired intangible assets from non-GAAP measures, management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Furthermore, we believe it is useful to exclude expenses related to executive severance and litigation settlements because of the variable and unpredictable nature of these expenses which are not indicative of past or future operating performance. We believe that past and future periods are more comparable if we exclude those expenses.

Control4 Announces Fourth Quarter and Fiscal Year 2016 Financial Results

Management believes these adjustments provide useful comparative information to investors. Non-GAAP results are presented for supplemental informational purposes only for understanding the operating results. The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in the industry, as other companies in the industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Management urges investors to review the reconciliation of non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate the business.

Control4 Announces Fourth Quarter and Fiscal Year 2016 Financial Results

CONTROL4 CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	December 31,	December 31,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$34,813	$29,530
Restricted cash	247	296
Short-term investments	22,970	37,761
Accounts receivable, net	24,727	21,322
Inventories	26,231	19,855
Prepaid expenses and other current assets	3,662	3,842
Total current assets	112,650	112,606
Property and equipment, net	6,463	6,584
Long-term investments	4,008	13,716
Intangible assets, net	23,120	4,547
Goodwill	16,809	2,760
Other assets	2,008	1,650
Total assets	$165,058	$141,863
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,010	$17,588
Accrued liabilities	8,912	5,880
Current portion of deferred revenue	1,553	1,099
Current portion of notes payable	—	727
Total current liabilities	27,475	25,294
Notes payable	—	186
Other long-term liabilities	701	938
Total liabilities	28,176	26,418
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.0001 par value; 500,000,000 shares authorized; 23,729,780 and 24,590,768 shares issued; 23,729,780 and 23,436,288 shares outstanding at December 31, 2016 and 2015, respectively	2	2
Treasury stock, at cost; 0 and 1,154,480 shares at December 31, 2016 and 2015, respectively	—	(9,020)
Additional paid-in capital	220,370	220,782
Accumulated deficit	(82,626)	(95,580)
Accumulated other comprehensive loss	(864)	(739)
Total stockholders’ equity	136,882	115,445
Total liabilities and stockholders’ equity	$165,058	$141,863

Control4 Announces Fourth Quarter and Fiscal Year 2016 Financial Results

CONTROL4 CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenue	$57,367	$42,897	$208,802	$163,179
Cost of revenue	27,820	21,113	105,123	81,645
Gross margin	29,547	21,784	103,679	81,534
Operating expenses:
Research and development	9,277	8,077	35,985	32,385
Sales and marketing	10,097	8,926	42,198	32,594
General and administrative	5,030	4,226	20,309	17,355
Litigation settlement	75	21	475	21
Total operating expenses	24,479	21,250	98,967	82,355
Income (loss) from operations	5,068	534	4,712	(821)
Other income (expense), net:
Interest, net	28	60	45	202
Other income (expense), net:	(281)	(313)	(587)	(765)
Total other income (expense), net	(253)	(253)	(542)	(563)
Income (loss) before income taxes	4,815	281	4,170	(1,384)
Income tax expense (benefit)	801	934	(8,784)	268
Net income (loss)	$4,014	$(653)	$12,954	$(1,652)
Net income (loss) per common share:
Basic	$0.17	$(0.03)	$0.55	$(0.07)
Diluted	$0.16	$(0.03)	$0.53	$(0.07)
Weighted-average number of shares:
Basic	23,682	23,709	23,402	24,121
Diluted	24,990	23,709	24,360	24,121

Stock-based compensation included in the consolidated statement of operations data:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Cost of revenue	$43	$48	$171	$174
Research and development	763	740	3,256	2,885
Sales and marketing	668	485	2,273	1,783
General and administrative	963	425	2,670	2,192
Total stock-based compensation expense	$2,437	$1,698	$8,370	$7,034

Control4 Announces Fourth Quarter and Fiscal Year 2016 Financial Results

CONTROL4 CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Years Ended December 31,
	2016	2015

Operating activities
Net income (loss)	$12,954	$(1,652)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	3,318	2,926
Amortization of intangible assets	4,598	1,474
Loss on disposal of fixed assets	13	—
Provision for doubtful accounts	345	345
Investment premium amortization	339	—
Stock-based compensation	8,370	7,034
Tax benefit from business acquisition	(9,402)	—
Excess tax benefit from exercise of options for common stock	(89)	—
Changes in assets and liabilities:
Accounts receivable	(3,765)	(1,127)
Inventories	(1,589)	(3,488)
Prepaid expenses and other current assets	1,184	(1,443)
Other assets	(295)	(264)
Accounts payable	(32)	615
Accrued liabilities	1,999	248
Deferred revenue	471	258
Other long-term liabilities	(553)	(512)
Net cash provided by operating activities	17,866	4,414
Investing activities
Purchases of available-for-sale investments	(19,227)	(50,619)
Proceeds from sales of available-for-sale investments	900	2,018
Proceeds from maturities of available-for-sale investments	42,203	65,142
Purchases of property and equipment	(2,682)	(3,772)
Business acquisitions, net of cash acquired	(32,891)	(8,380)
Net cash provided by (used in) investing activities	(11,697)	4,389
Financing activities
Proceeds from exercise of options for common stock	3,437	1,360
Excess tax benefit from exercise of options for common stock	89	—
Repurchase of common stock	(3,242)	(9,020)
Repayment of notes payable	(913)	(915)
Proceeds from revolving credit facility	5,000	—
Repayment of revolving credit facility	(5,000)	—
Payment of debt issuance costs	(89)	—
Net cash used in financing activities	(718)	(8,575)
Effect of exchange rate changes on cash and cash equivalents	(168)	115
Net change in cash and cash equivalents	5,283	343
Cash and cash equivalents at beginning of period	29,530	29,187
Cash and cash equivalents at end of period	$34,813	$29,530
Supplemental disclosure of cash flow information
Cash paid for interest	$204	$101
Cash paid for taxes	1,115	831
Supplemental schedule of non-cash investing and financing activities
Landlord paid tenant improvements	39	—
Purchases of property and equipment financed by accounts payable	135	—
Net unrealized gains (losses) on available-for-sale investments	46	(14)

Control4 Announces Fourth Quarter and Fiscal Year 2016 Financial Results

CONTROL4 CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(in thousands, except percentages and per share data)
Reconciliation of Gross Margin to Non-GAAP Gross Margin:
Gross margin	$29,547	$21,784	$103,679	$81,534
Stock-based compensation expense in cost of revenue	43	48	171	174
Amortization of intangible assets in cost of revenue	786	343	3,052	1,392
Acquisition-related costs in cost of revenue	(11)	—	2,162	294
Non-GAAP gross margin	$30,365	$22,175	$109,064	$83,394
Revenue	$57,367	$42,897	$208,802	$163,179
Gross margin percentage	51.5%	50.8%	49.7%	50.0%
Non-GAAP gross margin percentage	52.9%	51.7%	52.2%	51.1%

Reconciliation of Income (Loss) from Operations to Non-GAAP Income (Loss) from Operations:
Income (loss) from operations	$5,068	$534	$4,712	$(821)
Stock-based compensation expense	2,437	1,698	8,370	7,034
Amortization of intangible assets	1,205	361	4,598	1,474
Acquisition-related costs	(9)	221	3,451	1,393
Litigation settlements	75	21	475	21
Executive severance	—	—	157	—
Non-GAAP income (loss) from operations	$8,776	$2,835	$21,763	$9,101
Revenue	$57,367	$42,897	$208,802	$163,179
Operating margin percentage	8.8%	1.2%	2.3%	(0.5)%
Non-GAAP operating margin percentage	15.3%	6.6%	10.4%	5.6%

Reconciliation of Net Income (Loss) to Non-GAAP Net Income (Loss):
Net income (loss)	$4,014	$(653)	$12,954	$(1,652)
Stock-based compensation expense	2,437	1,698	8,370	7,034
Amortization of intangible assets	1,205	361	4,598	1,474
Acquisition-related costs	31	221	(5,911)	1,393
Litigation settlements	75	21	475	21
Executive severance	—	—	157	—
Non-GAAP net income (loss) (1)	$7,762	$1,648	$20,643	$8,270
Non-GAAP net income (loss) (1) per common share:
Basic	$0.33	$0.07	$0.88	$0.34
Diluted	$0.31	$0.07	$0.85	$0.33
Weighted-average number of shares:
Basic	23,682	23,709	23,402	24,121
Diluted	24,990	24,365	24,360	25,041

(1) Excludes the calculated effect of non-GAAP adjustments on income tax expense (benefit) of ($0.4) million and $0.5 million for the three-month period and the year ended December 31, 2016, respectively.

Control4 Announces Fourth Quarter and Fiscal Year 2016 Financial Results

CONTACTS:

Investor Relations	Media
Mike Bishop	Brad Hintze
The Blueshirt Group	Control4
Tel: +1 415-217-4968	Tel: +1 801-619-4244
mike@blueshirtgroup.com	bhintze@control4.com

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Source: Control4